Exhibit 10.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ITHAKA ACQUISITION CORP.,

ITHAKA SUB ACQUISITION CORP.,

ALSIUS CORPORATION

and

CERTAIN OF THE SHAREHOLDERS OF

ALSIUS CORPORATION

DATED AS OF FEBRUARY 23, 2007

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made and entered into as of February 23, 2007, by and among Ithaka Acquisition Corp., a Delaware corporation (“Parent”), Ithaka Sub Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Alsius Corporation, a California corporation (“Company”), and each of the persons listed under the caption “Signing Shareholders” on the signature page hereof, such persons being certain of the shareholders of the Company (each a “Signing Shareholder” and, collectively, the “Signing Shareholders”). Notwithstanding anything in this Agreement to the contrary, the parties acknowledge that, although the Signing Shareholders have approved and adopted this entire Agreement in accordance with Section 1.13(a), the only covenants that bind them in their capacities as Signing Shareholders are Sections 1.5(a), 1.13, 1.14, 1.18, 5.10, 5.11, 5.12, 5.13 and 5.14.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the California Business Corporation Act (the “CGCL”), Parent and the Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company in which the Company will merge with Merger Sub and be the surviving entity and a wholly owned subsidiary of Parent.

B. The Boards of Directors of each of the Company, Parent and Merger Sub have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

D. The parties, in furtherance of the foregoing, entered into an Agreement and Plan of Merger dated October 3, 2006 (the “Original Agreement”).

E. The parties desire to amend the Original Agreement so that the Original Agreement, as so amended and restated, shall read as herein set forth.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL a certified copy of this Agreement (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of California, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as herein amended and restated and as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, counsel to Parent, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174-1901, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated by the filing under the CGCL of an Amended and Restated Articles of Incorporation of the Company in the form annexed hereto as Exhibit A, which, as so filed, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation.

(b) Also, at the Effective Time, the Bylaws of Merger Sub, a copy of which is annexed hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation.

1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the securities of the Company, the following shall occur:

(a) Conversion of Company Capital Stock. Other than any shares to be canceled pursuant to Section 1.5(c), all shares of capital stock, no par value, of the Company (“Company Capital Stock”) and convertible promissory notes (“Notes”) issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 1.5(f)), on the Closing Date, into the right to receive (i) 8,000,000 shares of Parent Common Stock (as defined in Section 3.3(a)) (“Merger Shares”) and (ii) the Milestone Shares (as defined in Section 1.5(b)(iii)), all of which shall be distributed to the holders of the Company Capital Stock and Notes in accordance with the priorities set forth in Schedule 1.5(a), pro rata in accordance with the number of shares of Company Capital Stock or principal amount of Notes, as the case may be, held by each such holder. The Company and the Signing Shareholders acknowledge that, as a result of the priorities set forth in Schedule 1.5(a), the holders of common stock and preferred stock of the Company, other than holders of Series F Preferred Stock, may not be entitled to receive any Merger Shares or Milestone Shares. For purposes of Schedule 1.5(a), the Merger Shares shall be valued at the last sale price on the third trading day immediately preceding the Closing Date.

(b) Milestone Shares.

(i) For each of the fiscal years 2007, 2008 and 2009 for which the Revenues (as defined in Section 1.5(b)(iii)) of the Surviving Corporation equal or exceed 80% of the “Revenue Target” set forth below for such year, Parent shall issue that percentage of the shares of Parent Common Stock set forth in Section 1.5(b)(ii) as “Target Shares” for such year determined as follows:

Revenues as % of Revenue Target	Percentage of Target Shares

(A) Less than 80%	0%

(B) 80% to 100%	50%	plus	50%

multiplied by a fraction the numerator of which is the difference between actual Revenues as a percentage of the Revenue Target less 80% and the denominator of which is 20%. By way of illustration, if actual Revenues are 87.5%, the percentage of Target Shares to be issued would be 50% plus 50% (87.5%-80%)/20% = 50% plus 18.75% = 68.75%.

(C) Greater than 100% but less than 120%	100%

In addition to the Target Shares, if, for any such year, the actual Revenues are equal to or in excess of 120% of the Revenue Target for such year, Parent shall issue that number of “120% Target Shares” set forth in Section 1.5(b)(ii).

(ii) The Revenue Targets, Target Shares and 120% Target Shares for each of the fiscal years 2007, 2008 and 2009 shall be as follows:

Year	Revenue Target	Target Shares	120% Target Shares
2007	$14,800,000	500,000	250,000
2008	$28,000,000	1,500,000	250,000
2009	$47,000,000	3,000,000	500,000

(iii) As used in this Agreement, (A) the term “Revenues” shall mean the revenues of the Surviving Corporation, calculated in a manner consistent with the Audited Financial Statements (as defined in Section 2.7), for the fiscal year in question, as derived from the audited financial statements of Parent and its subsidiaries for such year as publicly reported, excluding revenues from acquisitions of businesses made after the date of the Original Agreement and (B) the term “Milestone Shares” shall mean shares of Parent Common Stock issuable pursuant to the provisions of this Section 1.5(b).

(iv) Milestone Shares, to the extent earned, shall be issued, in accordance with the priorities set forth in Schedule 1.5(a) after giving effect to the shares of Parent Common Stock issued pursuant to Section 1.5(a), no later than April 30th of the year following the year with respect to which they are earned or as soon as practicable thereafter. For purposes of Schedule 1.5(a), the Milestone Shares shall be valued at the last sale price on the third trading day preceding the date of issuance. Notwithstanding anything in this Section 1.5 to the contrary, Milestone Shares otherwise distributable with respect to Dissenting Shares shall be distributed to the holders of Company Capital Stock and Notes other than the holders of Dissenting Shares.

(v) The provisions of this Section 1.5(b) shall remain in effect notwithstanding any acquisition, merger, consolidation, stock exchange, asset sale or similar event affecting the Surviving Corporation or Parent. Following such event, the acquiring or surviving party will continue to be obligated to issue Milestone Shares in accordance with Schedule 1.5(a) to the extent Parent would have been obligated to do so had such event not occurred. Following such event, if applicable, any unissued portion of Milestone Shares previously payable in Parent Common Stock will be payable in the form of the security or other consideration into which Parent Common Stock is converted. Neither the Surviving Corporation nor Parent will consummate any acquisition, merger, consolidation, stock exchange, asset sale or similar event without providing for the continuation of the potential economic benefits of this Section 1.5(b).

(c) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(d) Capital Stock of Merger Sub. Each share of Common Stock, par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratios. The numbers of shares of Parent Common Stock that the holders of the Company Capital Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the completion of the issuance, if any, of the Milestone Shares.

(f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Capital Stock or Notes who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

1.6 Surrender of Certificates; Uncertificated Shares.

(a) Exchange Agent. Continental Stock Transfer & Trust Company (“Continental”) shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Common Stock. Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.5 (other than Milestone Shares) in exchange for outstanding shares of Company Capital Stock and Notes and any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to Section 1.6(e).

(c) Exchange Procedures. The certificates representing the shares of Parent Common Stock issuable with respect to certificates for shares of Company Capital Stock and Notes (collectively, “Company Instruments”) shall be issued to the holders of Company Instruments upon surrender of the Company Instruments in the manner provided in this Section 1.6 (or in the case of a lost, stolen or destroyed instrument, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8). Each holder shall be issued two separate certificates (in equal amounts) for such holder’s Escrow Shares (as defined in Section 1.11) and two separate certificates (in equal amounts) for the remaining number of shares of Parent Common Stock to which such holder is entitled. Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of Company Instruments, which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and Notes that were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.5: (i) a letter of transmittal in customary form and including a provision to the effect set forth in Section 1.18, and (ii) instructions for use in effecting the surrender of the Company Instruments in exchange for the certificates representing shares of Parent Common Stock to which the holder of such Company Instruments is entitled as a result of the Merger and any dividends or other distributions pursuant to Section 1.6(e). Upon surrender of Company Instruments for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Instruments shall be entitled to receive in exchange therefor such amounts of certificates representing the number of shares of Parent Common Stock into which their shares of Company Capital Stock and Notes were converted at the Effective Time, including the Escrow Shares (which shall be delivered to the Escrow Agent pursuant to Section 1.11), and any dividends or distributions payable pursuant to Section 1.6(e), and the Company Instruments so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Instruments will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock issuable pursuant to Section 1.5(a).

(d) Uncertificated Shares and Notes. Not later than one (1) business day after the Effective Time, the Company shall provide to Parent, with a copy to the Exchange Agent, a list, certified as being true and complete by the Company’s Chief Financial Officer, of all holders of Company Capital Stock and Notes that are not represented by Company Instruments who are entitled to receive Parent Common Stock in exchange therefor as a result of the Merger, which list shall state the name, address and tax identification number of each such holder, the number of shares of Company Capital Stock and Notes held by such holder that are not so represented and the number of shares of Parent Common Stock such holder is entitled to receive with respect thereto. Parent shall thereupon issue to the Exchange Agent, in its capacity as stock transfer agent of the Company, an authorization to issue and deliver to the holders of such uncertificated shares of Company Capital Stock and Notes the numbers of shares of Parent Common Stock that they are entitled to receive in exchange therefor as a result of the Merger and the Exchange Agent shall so issue and deliver certificates representing such shares of Parent Common Stock to such holders as if such holders had delivered Company Instruments representing such shares of Company Capital Stock and Notes to the Exchange Agent pursuant to Section 1.5(c).

(e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of the Original Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Instruments with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Instruments shall surrender such Company Instruments. Subject to applicable law, following surrender of any such Company Instruments with a properly completed letter of transmittal, the Exchange Agent shall promptly deliver to the record holders thereof, without interest (other than accrued interest on the Notes through the Effective Time in accordance with the terms of the Notes), the certificates representing shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

(f) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Company Instruments surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Instruments so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Company Instruments surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(g) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock or Notes such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(h) Termination of Exchange Agent Obligations. Certificates for shares of Parent Common Stock held by the Exchange Agent that have not been delivered to holders of Company Instruments within six

(6) months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Instruments who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 1.6 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and any dividends or distributions pursuant to Section 1.6(e) with respect to shares of Parent Common Stock to which they are entitled.

(i) No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent, Parent, the Surviving Corporation, the Company nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock or Notes for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Notes and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Notes that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Instruments are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Lost, Stolen or Destroyed Certificates. In the event that any Company Instruments shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Instruments, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Parent Common Stock that the shares of Company Capital Stock or Notes formerly represented by such Company Instruments were converted into and any dividends or distributions payable pursuant to Section 1.6(e); provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and other distributions, the owner of such lost, stolen or destroyed Company Instruments shall indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Instruments alleged to have been lost, stolen or destroyed.

1.9 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.11 Escrow. As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, each Person receiving Merger Shares shall deposit in escrow, to be held for the period ending on the thirtieth day after the date that Parent is required to file its Annual Report on Form 10-K for the year ended December 31, 2007 (the “Indemnity Escrow Period”) and for such further period as may be required pursuant to the Escrow Agreement referred to below, ten percent (10%) of the Merger Shares received by such Person (the “Indemnity Escrow Shares”), which shares shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Representatives referred to in Section 1.14(b) and Continental, as Escrow Agent, substantially in the form annexed hereto as Exhibit C (the “Escrow Agreement”).

1.12 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” of the Company listed in Schedule 1.12 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend.

1.13 Signing Shareholder Matters.

(a) By his, her or its execution of this Agreement, each Signing Shareholder, in his, her or its capacity as a shareholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of each Signing Shareholder for purposes of Section 603 of the CGCL. Each Signing Shareholder also confirms that he, she or it is not entitled to any dissenters rights pursuant to the CGCL.

(b) Each Signing Shareholder, for itself only, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Signing Shareholder pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to Signing Shareholders that are entities, transfers to its shareholders, partners or members; (ii) it understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by him, her or it unless it is registered under the Securities Act (as defined in Section 1.13(c)), or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of the Original Agreement. Each Signing Shareholder acknowledges, as to himself, herself or itself only, that (v) he, she or it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock to be received by him, her or it may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of Section 1.18 of this Agreement and the Lock-Up Agreement referred to therein.

(c) Each Signing Shareholder, for himself, herself or itself, represents and warrants that the execution and delivery of this Agreement by such Signing Shareholder does not, and the performance of his, her or its obligations hereunder will not, on the part of such Signing Shareholder, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Signing Shareholder or the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

1.14 Committee and Representatives for Purposes of Escrow Agreement.

(a) Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of Eric M. Hecht and Paul Brooke to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any compensatory business relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b) Representatives. The Company and the Signing Shareholders hereby designate Kurt Wheeler and Wende Hutton, acting together, to represent the interests of the Persons entitled to receive Parent Common Stock as a result of the Merger for purposes of the Escrow Agreement. If either such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within ten (10) business days after a Representative has ceased to serve, those members of the Board of Directors of Parent who were directors of the Company prior to the Closing shall appoint as successor a Person who was a former shareholder of the Company or such other Person as such members shall designate. Such Persons or their successors are intended to be the “Representatives” referred to in Section 1.11 and Article VII hereof and the Escrow Agreement.

1.15 Derivative Securities. The Company shall arrange that all outstanding options, warrants, convertible debt and other derivative securities of the Company that are not exercised for or converted into shares of Company Capital Stock prior to the Effective Time shall be cancelled as of the Effective Time without the payment of any consideration by the Company. Other than as contemplated or permitted by this Agreement, or in connection with the exercise of outstanding warrants and options, without the consent of Parent, which consent may be withheld in Parent’s absolute discretion, the Company will not issue any of its securities after the date hereof and prior to the earlier of the date this Agreement is terminated and the Effective Time.

1.16 Notice to Other Shareholders of the Company. As promptly as practicable after the execution of this Agreement, the Company, after consultation with Parent, shall give the shareholders of the Company, other than the Signing Shareholders, notice of the written consent of the Signing Shareholders pursuant to Section 1.13(a), in accordance with the provisions of Section 603 of the CGCL.

1.17 [Intentionally Omitted.]

1.18 Sale Restriction; Lock-Up Agreement; Registration Rights Agreements.

(a) No public market sales of Merger Shares shall be made for a period of twelve (12) months following the Closing Date, at which time one-half of the Merger Shares issued to each holder of Company Capital Stock and Notes may be sold in the public market. The remaining Merger Shares may be sold in the public market after eighteen (18) months following the Closing Date. No private sales of Merger Shares shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Parent of a written document to such effect. Certificates representing Merger Shares issued pursuant to Section 1.6(c) to the holders of Company Capital Stock and Notes entitled to receive them shall bear a prominent legend to such effect, with one certificate for half of the Merger Shares exclusive of the Escrow Shares and one certificate for half of the Escrow Shares issued to each holder bearing a legend reflecting the twelve (12) month restriction and the other certificates issued to each holder bearing a legend reflecting the eighteen (18) month restriction. The foregoing restrictions shall not apply to the Milestone Shares.

(b) Each Signing Shareholder shall, concurrently with the execution of this Agreement, execute an agreement (“Lock-Up Agreement”) in the form annexed hereto as Exhibit D reflecting the provisions of this Section 1.18. Notwithstanding the foregoing, if any Person who is party to a Lock-Up Agreement is released from any of the restrictions set forth therein, all other Persons party to Lock-Up Agreements shall be automatically released from such restrictions to the same extent.

(c) The Company shall arrange that all agreements pursuant to which it is obligated to register its securities under the Securities Act shall be terminated effective no later than the Effective Time without the payment of any consideration by the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to, and covenants with, Parent and Merger Sub, as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been heretofore delivered to Parent or Parent’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the Company Capital Stock and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered to Parent or Parent’s counsel.

(e) The Company has complied with the requirements of Chapter 13 of the CGCL regarding dissenters’ rights. No shareholder of the Company has perfected any of such rights and, as of February     , 2007, the time to perfect such rights has expired.

2.2 Subsidiaries. The Company has no subsidiaries.

2.3 Capitalization.

(a) The authorized Company Capital Stock and the amounts of each class and series thereof outstanding on the date hereof, all of which are validly issued, fully paid and nonassessable, are set forth in Schedule 2.3(a) hereto.

(b) Except as set forth in Schedule 2.3(b) hereto, as of the date of the Original Agreement, (i) no shares of Company Capital Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Capital Stock granted to employees of the Company or other parties (“Company Stock Options”), and (ii) no shares of Company Capital Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase Company Capital Stock (“Company Warrants”). All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Company Warrant as a result of the Merger. All outstanding shares of Company Capital Stock and all outstanding Company Stock Options and Company Warrants have been issued and granted in compliance with (x) in all material respects, all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and Company Warrants and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Capital Stock underlying such holders’ Company Stock Options and Company Warrants.

(c) Except as set forth in Schedule 2.3(c) hereto or as set forth elsewhere in this Section 2.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of Company Capital Stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(d) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(e) All consents or further agreements of any holder of Company Capital Stock or Notes required in order to effectuate the provisions of Section 1.5 have been received, are in full force and effect and will remain in full force and effect through the Closing Date. Copies of all such consents and agreements have been delivered to Parent.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the CGCL and the terms and conditions of this Agreement other than the giving of the notice provided for in Section 1.16. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to the giving of the notice provided for in Section 1.16, conflict with or violate any Legal Requirements (as defined in Section 10.2(c)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) hereto, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. Except as set forth in Schedule 2.6, the Company has complied with and is not in violation of any Legal Requirements (as defined in Section 10.2(b)) with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract (as defined in Section 2.19(a)(i)), except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has provided to Parent a correct and complete copy of the audited financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The Company has provided to Parent a correct and complete copy of the unaudited financial statements (including any related notes thereto) of the Company for the six month period ended June 30, 2006 (the “Unaudited Financial Statements”). Except as set forth in Schedule 2.7(b), the Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with U.S. GAAP, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since June 30, 2006, that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto, since June 30, 2006, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

2.11 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan except as contemplated by this Agreement. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements. The Company has good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Unaudited Financial Statements, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the

“Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, other than those entered into or acquired after December 31, 2005 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14 hereto, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business in the ordinary course.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits.

(i) Except as set forth in Schedule 2.15 hereto:

(ii) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(iii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iv) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(v) To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(vi) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vii) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

(viii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) to the Company’s knowledge, the properties currently operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) to the Company’s knowledge, the properties formerly owned or operated by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Section 1.5, and as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either the Company or Parent are payable to any third party by the Company as a result of this Merger.

2.18 Intellectual Property. Schedule 2.18 hereto contains a description of all material Intellectual Property of the Company. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Products” means all current versions of products or service offerings of the Company.

(a) Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as contemplated to be conducted by the Company’s business plan heretofore delivered to Parent (the “Business Plan”). The Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c) To the Company’s knowledge, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19(a) hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company by or to any officer, director, shareholder or holder of derivative securities (“Insider”) of the Company;

(ii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any Company Contract of employment or management;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(v) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $25,000);

(ix) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any interest (including, without limitation, a leasehold interest) in real property;

(x) any Company Contract to which any Insider of the Company is a party; and

(xi) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). To the knowledge of the Company, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all outstanding offers and proposals which, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19(c), neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in material breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, except where failure to obtain such Governmental Actions/Filings is not reasonably likely to have a Material Adverse Effect upon the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(a) hereto, will not expire prior to December 31, 2007, and the Company is in material compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b) No Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions. No employee, officer, director or shareholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any such Person (as defined in Section 10.2(c)), other than (a) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (b) for other employee benefits made generally available to all employees. To the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, shareholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. To the knowledge of the Company, no officer, director or Signing Shareholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of the Original Agreement, duly approved this Agreement and the transactions contemplated hereby, subject to the giving of the notice provided for in Section 1.16, and has resolved to cause such notice to be given.

2.24 Signing Shareholder Approval. The shares of Company Capital Stock owned by the Signing Shareholders constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Merger by the shareholders of the Company in accordance with the CGCL.

2.25 Company Business Plan. The Business Plan has been prepared by the Company based upon reasonable projections and expectations and is, in the judgment of the Company’s executive officers, achievable without undue effort or expense not contemplated thereby.

2.26 Registration Statement Withdrawal. The Company has filed a request with the SEC to withdraw from registration its registration statement on Form S-1 filed under the Securities Act (No. 333-133554).

2.27 Bridge Financing. The Company has received irrevocable binding commitments from its investors to fund the Company through the Closing.

2.28 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.29 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Indemnity Escrow Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent represents and warrants to, and covenants with, the Company and the Persons holding Company Instruments at the Effective Time, as follows:

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Subsidiaries.

(a) Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Merger Sub is not in violation of any of the provisions of the Merger Sub’s Charter Documents.

(c) Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the date of the Original Agreement, the authorized capital stock of Parent consists of 35,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 10,974,100 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Parent has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7 SEC Filings; Financial Statements.

(a) Parent has made available to the Company and the Signing Shareholders a correct and complete copy of each report and registration statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of the Original Agreement. All Parent SEC Reports required to be filed by Parent in the twelve (12) month period prior to the date of the Original Agreement were filed in a timely manner. As of their respective dates, the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of the Original Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date of the Original Agreement until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date of the Original Agreement, and (ii) liabilities incurred since June 30, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of the Original Agreement, and except as contemplated by this Agreement, since June 30, 2006, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

3.11 Employee Benefit Plans. Except as may be contemplated by the Parent Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent and Parent does not know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14 Title to Property. Except as set forth in Schedule 3.14, Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date of the Original Agreement, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property except the right to the use of the name “Ithaka.”

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of the Original Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of the Original Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of the Original Agreement: (a) no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent). All promissory notes issued to directors or officers of Parent prior to Parent’s initial public offering (“IPO”) were repaid with proceeds from the IPO and no such notes are outstanding.

3.22 Indebtedness. Parent has no indebtedness for borrowed money.

3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTC BB.

3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of the Original Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

3.25 Trust Fund. As of the date of the Original Agreement and at the Closing Date, Parent has and will have no less than $48,546,972 invested in a trust account administered by Continental (the “Trust Fund”), less such amounts, if any, as Parent is required to pay to (i) stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents and (ii) third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with the Merger.

3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2007, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall survive until the end of the Indemnity Escrow Period.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company and Parent. During the period from the date of the original Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of the Original Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date of the Original Agreement and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date of the Original Agreement;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date of the Original Agreement;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the Original Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of the Original Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;

(p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;

(r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary, except as contemplated by this Agreement;

(t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(v) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice; or

(x) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (w) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Merger (“Parent Stockholder Approval”), (ii) the change of the name of Parent to a name selected by the Company (the “Name Change Amendment”), (iii) an increase in the number of authorized shares of Parent Common Stock to 75,000,000 (the “Capitalization Amendment”), (iv) an amendment to remove the preamble and sections A through D, inclusive of Article Sixth from Parent’s Certificate of Incorporation from and after the Closing and to redesignate section E of Article Sixth as Article Sixth, and (v) the adoption of an Incentive Stock Option Plan (the “Parent Plan”) at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate of 2,850,000 shares of Parent Common Stock (or such higher number of shares as shall be agreed to by Parent and the Company) shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock and also for the purpose of issuing the Parent Common Stock to holders of Company Capital Stock in connection with the Merger (the “Proxy Statement”). The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be declared effective by the SEC as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Capital Stock and Notes reside and to take any other such actions that may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger in each such jurisdiction.

(b) As soon as practicable following the approved by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware General Corporation Law (“DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented for approval or adoption at the Special Meeting. Parent shall also distribute the Proxy Statement to the holders of Company Capital Stock for informational purposes and shall include therewith a notice, prepared by the Company, advising such holders of their dissenters’ rights pursuant to the CGCL.

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which the Proxy Statement is first distributed to stockholders of Parent, as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement is declared effective (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

5.2 Directors and Officers of Parent and the Company After Merger. Parent and the Company shall take all necessary action so that the number of directors of Parent at the Effective Time will be seven (7) and that the persons listed in, or to be designated pursuant to, Schedule 5.2 are elected to the positions of officers and directors of Parent and the Company, as set forth therein, to serve in such positions effective immediately after the Closing.

5.3 Public Disclosure. From the date of the Original Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Signing Shareholders) or the Company (in the case of Parent and Merger Sub), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.4 Other Actions.

(a) As promptly as practicable after execution of this Agreement, but in any event within four (4) business days thereafter, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement with respect to which the Company may review and comment upon prior to filing. Any language included in such Current Report that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.3, be deemed to have been approved by the Company and may henceforth be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent of the Signing Shareholders or the Company. Promptly after the execution of this Agreement, Parent and the Company shall also issue a press release announcing the execution of this Agreement.

(b) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall file the Closing Form 8-K with the SEC and distribute the Closing Press Release.

(c) The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of August 17, 2005, as amended. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

5.5 Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information.

(i) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.7 Parent Bylaws. Prior to the Closing, Parent shall amend its bylaws to provide that the number of directors of Parent shall not be less than seven (7) or more than nine (9).

5.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents listed in Schedule 2.5 of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 Treatment as a Reorganization. Neither Parent nor the Company shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.10 No Parent Common Stock Transactions. Each officer, director and Signing Shareholder, severally and not jointly, shall agree that it shall not sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common Stock it receives as a result of the Merger other than as permitted pursuant to Section 1.18(a) hereof or the Lock-Up Agreement in the form of Exhibit D hereto executed by such Person concurrently with the execution of this Agreement.

5.11 Certain Claims. As additional consideration for the issuance of Parent Common Stock pursuant to this Agreement, each of the Signing Shareholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Signing Shareholder’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent or the Surviving Corporation set forth in this Agreement or the Escrow Agreement.

5.12 No Securities Transactions. Neither the Company nor any Signing Shareholder, severally and not jointly, or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.13 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Signing Shareholders acknowledge that they have read Parent’s final prospectus dated August 17, 2005 and understand that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders if they elect to convert their shares to cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after it consummates a business combination. The Company and the Signing Shareholders further acknowledge that, if the transactions contemplated by this Agreement or, upon termination of this Agreement, another business combination, are not consummated by August 23, 2007, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Signing Shareholders, for themselves and their subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives and advisors, hereby waive all rights against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund at any time for any reason whatsoever.

5.14 Disclosure of Certain Matters. Each of Parent, the Company and each Signing Shareholder, severally and not jointly, will provide the others with prompt written notice of any event, development or condition that (a) would cause such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date of the Original Agreement would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedule and Parent Schedule (the “Disclosure Schedules”) being delivered concurrently with the execution of the Original Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of the Original Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of the Original Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of the Original Agreement. The delivery of any notice pursuant to this Section 5.14 shall not be presumed to constitute an acknowledgment or admission of a breach of this Agreement.

5.15 Nasdaq Listing. Parent and the Company shall use their best efforts to obtain the listing for trading on Nasdaq of the Parent Common Stock, the Units issued in Parent’s initial public offering and the class of warrants included in such Units. If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

5.16 Best Efforts. The Company shall use its best efforts to take such actions as are necessary to fulfill their obligations under this Agreement and to enable Parent and Merger Sub to fulfill their obligations hereunder. Parent and Merger Sub shall use their best efforts to take such actions as are necessary to fulfill their obligations under this Agreement and to enable the Company to fulfill its obligations hereunder.

5.17 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent and the Company as provided in the Charter Documents of Parent and the Company, as applicable, or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, (i) Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) and (ii) the Company shall cause to be maintained in effect “tail” coverage under its current directors’ and officers’ liability insurance, in each case with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, assume the obligations set forth in this Section 5.17.

(d) The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent and the Company for all periods ending on or before the Closing Date and may not be changed without the consent of Committee (in the case of Parent) or the Representatives (in the case of the Company) referred to in Section 1.14.

5.18 Cashless Exercise of Warrants. The parties hereto agree that, in connection with any redemption of Parent’s outstanding warrants, Parent shall offer holders thereof the opportunity to exercise such warrants on a cashless basis.

5.19 Certain Financial Information. Within fifteen (15) business days after the end of each month between the date of the Original Agreement and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent an unaudited statement of revenues for such month and, within forty-five (45) days after the end of such month, shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

5.20 Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.20 hereof and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.21 Management Bonus Plan. Upon consummation of the Merger, Parent shall contribute to the Company the sum of $3,000,000, to be used for bonus payments to members of the Company’s management as the Company’s board of directors may determine in its sole judgment. Parent shall also contribute to the Company up to $200,000 with respect to 2007, $600,000 with respect to 2008 and $1,200,000 with respect to 2009, in proportion to the ratio of Milestone Shares to Target Shares for each of such years (but not in excess of 100% of Target Shares in any year), which shall be used for bonus payments to members of the Company’s management as the Company’s board of directors may determine in its sole judgment. Notwithstanding the foregoing, no bonus payment shall be made to any Person who (a) has a right to receive payment from the Company or Parent as a result of a “change of control” provision in such Person’s change of control agreement or other agreement with the Company unless such Person waives all present and future rights under such provision and (b) at Parent’s or the Company’s request, with respect to directors and officers at the level of vice president or above, does not agree to remain in the employ of the Company for at least one (1) year after the Closing, all pursuant to an agreement reasonably satisfactory to Parent’s board of directors as constituted prior to the Closing.

5.22 Securities Awards. Neither the Company nor Parent shall make any commitment with respect to the grant of awards under the Parent Plan or other equity interests in Parent until after the Closing Date, at which time all such grants shall be made only under the Parent Plan upon approval by Parent’s board of directors or the committee thereof designated to make awards pursuant to the Parent Plan.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(b) Parent Stockholder Approval. The Parent Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent’s Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(c) Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d) Stock Quotation or Listing. The Parent Common Stock at the Closing will be quoted on the OTC BB or listed for trading on Nasdaq, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB or the trading thereof on Nasdaq.

(e) Definitive Proxy Statement. The Definitive Proxy Statement shall have been filed with the SEC.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of the Original Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of the Original Agreement and (B) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of the Original Agreement.

(f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. The Company shall have received from Graubard Miller, Parent’s counsel, an opinion of counsel in substantially the form of Exhibit E annexed hereto.

(h) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(i) Resignations. The persons listed in Schedule 6.2(i) shall have resigned from all of their positions and offices with Parent.

(j) Trust Fund. Parent shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of the Original Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of the Original Agreement and (B) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and the Signing Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Dissenters’ Rights. Holders of no more than five percent (5%) of the shares of any class of securities of the Company outstanding immediately before the Effective Time shall have taken action to exercise their dissenters’ rights pursuant to the CGCL.

(e) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(f) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of the Original Agreement.

(g) Employment Agreement. An employment agreement between the Company and William J. Worthen, containing the terms set forth in Exhibit F, and otherwise reasonably satisfactory to Parent, shall be in full force and effect.

(h) Opinions of Counsel. Parent shall have received from (i) Sheppard, Mullin, Richter & Hampton LLP, counsel to the Company, an opinion of counsel in substantially the form of Exhibit G annexed hereto, and (ii) Doglitz and Associates, intellectual property counsel to the Company, a favorable opinion as to the Company’s rights to its Intellectual Property in customary form and reasonably satisfactory to Parent.

(i) Comfort Letters. Parent shall have received a “comfort” letter in the customary form from PricewaterhouseCoopers LLP dated the date of distribution of the Proxy Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Proxy Statement.

(j) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and shareholders in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(k) Resignations. The persons listed in Schedule 6.3(k) shall have resigned from their positions and offices with the Company.

(l) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Capital Stock or other securities of the Company.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Parent and the Surviving Corporation.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, the Surviving Corporation and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by those Persons who are holders of the Company Capital Stock at the Effective Time, but only to the extent of the Indemnity Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii) the matters referred to in Schedule 2.15(a) of the Company Schedule.

(b) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(c) The Indemnity Escrow Shares are the sole and exclusive remedy of the Parent Indemnitees for claims against the Persons who are holders of Company Capital Stock at the Effective Time and no Parent Indemnitee shall have any claim against any such Person, including the Signing Shareholders, for indemnification in excess of such Person’s interest in the Indemnity Escrow Shares.

7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent, acting through the Committee, will give the Representatives prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representatives shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Representatives shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representatives are permitted and elects to assume the defense of a Third Party Claim:

(i) the Representatives shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement; and

(ii) Parent shall cooperate fully in all respects with the Representatives in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representatives all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Representatives shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Representatives and shall not affect the Representatives’ duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representatives to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representatives are obligated to be greater than such damages would have been had Parent given the Representatives prompt notice hereunder. So long as the Representatives are defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Representatives all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Representatives and their representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Representatives, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representatives shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f) Parent’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Representatives shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g) Representatives’ Consent. Unless the Representatives have consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3 Insurance and Tax Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representatives. If Parent has received the payment required by this Agreement from the Representatives in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representatives and shall pay to the Representatives, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representatives pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. Any and Losses shall be net of any Tax benefit taken by any of the Parent Indemnitees as a result of, or arising out of, the basis of the claim for indemnification including, without limitation, the accrual, incurrence or payment of any such Losses (including, without limitation, the net present value of any Tax benefit arising in subsequent taxable years, calculated using a discount rate of 8% and assuming the highest applicable combined statutory rate of Tax then in effect).

7.4 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing until the expiration of the Indemnity Escrow Period.

(b) Any claim made by a party hereunder prior to the expiration of the Indemnity Escrow Period shall be preserved despite the subsequent expiration of the Indemnity Escrow Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Indemnity Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Indemnity Escrow Period.

(c) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $250,000 (the “Deductible”), in which event the amount payable shall only include all future amounts that become payable under Section 7.1 from time to time thereafter in excess of the Deductible.

(d) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Indemnity Escrow Shares and Parent shall have no claim against the Persons who held Company Capital Stock at the Effective Time other than for the Indemnity Escrow Shares (and any proceeds of the shares or distributions with respect to the Indemnity Escrow Shares).

7.5 Exclusive Remedy. Parent, on behalf of itself and all other Parent Indemnitees, and Merger Sub, hereby acknowledge and agree that, from and after the Closing, the sole and exclusive remedy with respect to any and all claims for money damages arising out of or relating to this Agreement and the transactions contemplated hereby, whether based on contract, tort, statute or otherwise, shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s or the Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6 Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by Law.

7.7 Representatives’ Capacities; Application of Indemnity Escrow Shares. The parties acknowledge that the Representatives’ obligations under this Article VII are solely as a representative of the Persons who held Company Capital Stock and Notes at the Effective Time in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representatives shall have no personal responsibility for any expenses incurred by them in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Indemnity Escrow Shares. Out-of-pocket expenses of the Representatives for attorneys’ fees and other costs incurred by the Representatives in their capacity as such shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Indemnity Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the

Escrow Agreement after the Closing, may apply all or a portion of the Indemnity Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Indemnity Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. The Representatives shall have no liability to any Person, including a Person who has an interest in the Indemnity Escrow Shares, for any act taken or omitted to be taken by them in their capacities as Representatives except where such act or omission is committed in bad faith or fraudulently.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Merger shall not have been consummated by August 23, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period); or

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.13, 8.2, 8.3 and 8.4 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4 Pre-Closing Breaches. If the Closing does not occur for any reason, neither Parent nor Merger Sub shall have any recourse against any Signing Shareholder except with respect to, and only to the extent of damages caused by, breaches by such Signing Shareholder of its express obligations under this Agreement.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“120% Target Shares”	Section 1.5(b)(i)
“AAA”	Section 10.12
“Affiliate”	Section 10.2(f)
“Agreement”	Section 1.2
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Blue Sky Laws”	Section 1.13(c)
“Business Plan”	Section 2.18
“Capitalization Amendment”	Section 5.1(a)
“Certificate of Merger”	Section 1.2
“CGCL”	Recital A
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 5.4(b)
“Closing Press Release”	Section 5.4(b)
“Code”	Recital C
“Committee”	Section 1.14(a)
“Company”	Heading
“Company Capital Stock”	Section 1.5(a)
“Company Closing Certificate”	Section 6.3(a)
“Company Contracts”	Section 2.19(a)
“Company Instruments”	Section 1.6(c)
“Company Intellectual Property”	Section 2.18
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18

“Company Schedule”	Article II Preamble
“Company Stock Options”	Section 2.3(b)
“Company Warrants”	Section 2.3(b)
“Continental”	Section 1.6(a)
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.4(c)
“DGCL”	Section 5.1(b)
“Disclosure Schedules”	Section 5.14
“Dissenter”	Section 1.17(a)
“Effective Time”	Section 1.2
“Environmental Law”	Section 2.16(b)
“Escrow Agreement”	Section 1.11(a)
“Escrow Shares”	Section 1.11(b)
“Exchange Act”	Section 1.13(c)
“Exchange Agent”	Section 1.6(a)
“Governmental Action/Filing”	Section 2.21
“Governmental Entity”	Section 1.13(c)
“Hazardous Substance”	Section 2.16(c)
“Indemnity Escrow Period”	Section 1.11(a)
“Indemnity Escrow Shares”	Section 1.11(a)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“IPO”	Section 3.21
“Knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Merger”	Section 1.1
“Merger Shares”	Section 1.5(a)
“Merger Sub”	Heading
“Merger Sub Common Stock”	Section 1.5(d)
“Milestone Shares”	Section1.5(b)(iii)
“Name Change Amendment”	Section 5.1(a)
“NASD”	Section 3.23
“Notes”	Section 1.5(a)
“Notice of Claim”	Section 7.2(a)
“OTC BB”	Section 3.23
“Parent”	Heading
“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 3.3(a)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Indemnitees”	Section 7.1(a)
“Parent Plan”	Section 5.1(a)
“Parent Preferred Stock”	Section 3.3(a)
“Parent SEC Reports”	Section 3.7(a)
“Parent Schedule”	Article III Preamble
“Parent Stock Options”	Section 3.3(b)
“Parent Stockholder Approval”	Section 5.1(a)

“Parent Warrants”	Section 3.3(b)
“Patents”	Section 2.18
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Proxy Statement”	Section 5.1(a)
“Registered Intellectual Property”	Section 2.18
“Representatives”	Section 1.14(b)
“Returns”	Section 2.15(b)(ii)
“Revenue Target”	Section 1.5(b)(i)
“Revenues”	Section 1.5(b)(iii)
“Securities Act”	Section 1.13(c)
“Special Meeting”	Section 5.1(a)
“Signing Shareholder/Signing Shareholders”	Heading
“Subsidiary/Subsidiaries”	Section 2.2
“Surviving Corporation”	Section 1.1
“Target Shares”	Section 1.5(b)(i)
“Tax/Taxes”	Section 2.15(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trust Fund”	Section 3.25
“Unaudited Financial Statements”	Section 2.7(b)
“U.S. GAAP”	Section 2.7(a)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Ithaka Acquisition Corp.

100 South Pointe Drive, Suite 2305

Miami Beach, Florida 33130

Attention: Eric M. Hecht, President and CFO

Telephone: 305-532-3800

Facsimile: 646-453-1400

with a copy to:

David Alan Miller, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174-1901

Telephone: 212-818-8661

Facsimile: 212-818-8881

if to the Company or Signing Shareholders, to:

Alsius Corporation

15770 Laguna Canyon Road, Suite 150

Irvine, California 92618

Attention: William J. Worthen

Telephone: 949-453-0150

Facsimile: 949-453-0702

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, 4th Floor

Costa Mesa, California 92626

Attention: Ethan Feffer

Telephone: 714-513-5100

Facsimile: 714-513-5130

10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions or United States or global financial markets, (iii) changes in Legal Requirements or U.S. GAAP, or (iv) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted; and

(h) with respect to any time after the Effective Time, all references in this Agreement to shareholders of the Company shall mean references to those Persons who held Company Capital Stock at the Effective Time.

10.3 Counterparts; Facsimile Signatures. This Agreement and all other documents executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Letter of Intent between Parent and the Company, dated August 29, 2006, is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and the Company; provided that, if such amendment adversely affects the interests of the Signing Shareholders hereunder, it shall also be signed by or on behalf of Signing Shareholders who own, in the aggregate, not less than sixty percent (60%) of the shares of Company Capital Stock owned by all of the Signing Shareholders.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in New York City, New York. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York City, New York. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ITHAKA ACQUISITION CORP.

By:
Eric M. Hecht, President
and Chief Financial Officer

ITHAKA SUB ACQUISITION CORP.

By:
Eric M. Hecht, President

ALSIUS CORPORATION

By:
William J. Worthen, President
and Chief Executive Officer

SIGNING SHAREHOLDERS:

[See separate signature pages.]

SIGNING SHAREHOLDER SIGNATURE PAGE 1 TO MERGER AGREEMENT

/s/ WILLIAM J. WORTHEN
William J. Worthen

/s/ LYNN SHIMADA
Lynn Shimada

MAYFIELD VIII

By:	/s/ A. GRANT HEIDRICH
Name:	A. Grant Heidrich
Title:	Managing Director

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

MAYFIELD ASSOCIATES FUND III

By:	/s/ A. GRANT HEIDRICH
Name:	A. Grant Heidrich
Title:	Managing Director

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

SIGNING SHAREHOLDER SIGNATURE PAGE 2 TO MERGER AGREEMENT

FEVER TRUST

By:	/s/ JAMES T. BECK
Name:	James T. Beck
Title:	Authorized Signatory

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

FEVER TRUST II

By:	/s/ JAMES T. BECK
Name:	James T. Beck
Title:	Authorized Signatory

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

FEVER TRUST III

By:	/s/ JAMES T. BECK
Name:	James T. Beck
Title:	Authorized Signatory

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

SIGNING SHAREHOLDER SIGNATURE PAGE 3 TO MERGER AGREEMENT

HUTTON LIVING TRUST

By:	/s/ WENDE S. HUTTON
Name:	Wende S. Hutton
Title:	Trustee

Address:	2 Santiago Avenue
Atherton, CA 94027

SIGNING SHAREHOLDER SIGNATURE PAGE 4 TO MERGER AGREEMENT

NEW ENTERPRISE ASSOCIATES VII, L.P.

By:	NEA Partners VII, Limited Partnership
Its General Partner

By:	/s/ C. RICHARD KRAMLICH
Name:	C. Richard Kramlich
Title:	General Partner

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

NEA PRESIDENTS FUND, L.P.

By:	NEA General Partners, L.P.
Its General Partner

By:	/s/ C. RICHARD KRAMLICH
Name:	C. Richard Kramlich
Title:	General Partner

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

SIGNING SHAREHOLDER SIGNATURE PAGE 5 TO MERGER AGREEMENT

NEA VENTURES 1997, LIMITED PARTNERSHIP

By:	/s/ CINDY CRNKOVICH
Name:	Cindy Crnkovich
Title:	Vice President

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

SIGNING SHAREHOLDER SIGNATURE PAGE 6 TO MERGER AGREEMENT

SIGHTLINE HEALTHCARE FUND II, L.P.

By:	/s/ ARCHIE C. SMITH
Name:	Archie C. Smith
Title:	Managing Director

Address:	50 South Sixth Street, Suite 1390
Minneapolis, MN 55402

VERTICAL FUND I, L.P.

By:	Vertical Group, L.P., General Partner

By:	/S/ JACK LASERSOHN
Name:	Jack Lasersohn
Title:	General Partner

Address:	25 DeForest Avenue
Summit, NJ 07901

VERTICAL FUND II, L.P.

By:	Vertical Group, L.P., General Partner

By:	/s/ JACK LASERSOHN
Name:	Jack Lasersohn
Title:	General Partner

Address:	25 DeForest Avenue
Summit, NJ 07901

SIGNING SHAREHOLDER SIGNATURE PAGE 7 TO MERGER AGREEMENT

MPM BIOVENTURES II, L.P.

By:	MPM Asset Management II, L.P.,
its General Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ KURT C. WHEELER
Name:	Kurt C. Wheeler
Title:	Investment Manager

Address:	200 Clarendon Street, 54th Floor
Boston, MA 02116

MPM BIOVENTURES II-QP, L.P.

By:	MPM Asset Management II, L.P.,
its General Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ KURT C. WHEELER
Name:	Kurt C. Wheeler
Title:	Investment Manager

Address:	200 Clarendon Street, 54th Floor
Boston, MA 02116

SIGNING SHAREHOLDER SIGNATURE PAGE 8 TO MERGER AGREEMENT

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG

By:	MPM Asset Management II, L.P., in its capacity as the Special Limited Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/S/ KURT C. WHEELER
Name:	Kurt C. Wheeler
Title:	Investment Manager

Address:	200 Clarendon Street, 54th Floor
Boston, MA 02116

MPM ASSET MANAGEMENT INVESTORS 2000 B LLC

By:	/S/ KURT C. WHEELER
Name:	Kurt C. Wheeler
Title:	Investment Manager

Address:	200 Clarendon Street, 54th Floor
Boston, MA 02116

SIGNING SHAREHOLDER SIGNATURE PAGE 9 TO MERGER AGREEMENT

CHANNEL MEDICAL PARTNERS, L.P.

By:	/S/ CAROL DOROTHY WINSLOW
Name:	Carol Dorothy Winslow
Title:	Principal

Address:	5750 Old Orchard Road, Suite 310
Skokie, IL 60077

SIGNING SHAREHOLDER SIGNATURE PAGE 10 TO MERGER AGREEMENT

CANAAN EQUITY II L.P.

By:	Canaan Equity Partners II LLC

By:	/s/ GUY M. RUSSO
Member/Manager

Address:	105 Rowayton Avenue
Rowayton, CT 06853

CANAAN EQUITY II L.P. (QP)

By:	Canaan Equity Partners II LLC

By:	/s/ GUY M. RUSSO
Member/Manager

Address:	105 Rowayton Avenue
Rowayton, CT 06853

CANAAN EQUITY II ENTREPRENEURS LLC

By:	Canaan Equity Partners II LLC

By:	/s/ GUY M. RUSSO
Manager

Address:	105 Rowayton Avenue
Rowayton, CT 06853

INDEX OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	-	Amended and Restated Articles of Incorporation of the Company

Exhibit B	-	By-Laws of Merger Sub

Exhibit C	-	Form of Escrow Agreement

Exhibit D	-	Form of Lock-Up Agreement

Exhibit E	-	Form of Opinion of Graubard Miller

Exhibit F	-	Material Terms for Employment Agreement for William J. Worthen

Exhibit G	-	Form of Opinion of Sheppard, Mullin, Richter & Hampton LLP

Schedules
Schedule 1.5(a)	-	Allocation of Merger Shares and Milestone Shares

Schedule 1.12	-	Affiliates of the Company

Schedule 2	-	Company Schedule

Schedule 3	-	Parent Schedule

Schedule 4.1	-	Company and Parent Permitted Actions

Schedule 5.2	-	Directors and Officers of Parent and the Company

Schedule 6.2(i)	-	Parent Resignations

Schedule 6.3(k)	-	Company Resignations

SCHEDULE 1.5(a)

ALLOCATION OF MERGER SHARES AND MILESTONE SHARES

The order of distribution of the Merger Shares and Milestone Shares is as follows:

•

First, the Merger Shares and, if necessary, the Milestone Shares shall be distributed to holders of outstanding unsecured convertible promissory notes, issued by Alsius Corporation in April 2006, August 2006 and October 2006, representing a value equal to 1.5 times the outstanding principal amount of notes and accrued interest thereon (up to an aggregate of $11.2 million in the principal amount plus accrued interest).

•	Next, the Merger Shares and, if necessary, the Milestone Shares remaining shall be distributed to the holders of Series F Preferred Stock up to an aggregate value of $49,914,846.

•

Next, the Merger Shares and, if necessary, the Milestone Shares remaining, if any, shall be distributed to the holders of Series A (up to $80,775), Series B (up to $74,000), Series C-D (up to $15,820,260), Series E (up to $21,336,525) and Series F Preferred Stock (up to $24,957,423), up to an aggregate value for Series A through Series F of $62,268,983.

•

Next, the Merger Shares and Milestone Shares remaining, if any, shall be distributed to the holders of Common Stock, Series C-D, Series E and Series F Preferred Stock pro rata based on the number of shares of Common Stock held by each holder (assuming conversion of all such Series C-D, Series E and Series F Preferred Stock into Common Stock).

SCHEDULE 1.12

AFFILIATES OF THE COMPANY

William M. Greene, M.D.

Wende S. Hutton

Jack W. Lasersohn

Kurt C. Wheeler

Carol D. Winslow

SCHEDULE 2

COMPANY SCHEDULE

(Information Furnished Separately)

Schedule 2.1	-	Organization and Qualification

Schedule 2.3	-	Capitalization

Schedule 2.5	-	No Conflict

Schedule 2.6	-	Compliance

Schedule 2.7	-	Financial Statements

Schedule 2.8	-	No Undisclosed Liabilities

Schedule 2.9	-	Absence of Certain Changes or Events

Schedule 2.11	-	Employee Benefit Plans

Schedule 2.14	-	Title to Property

Schedule 2.15	-	Taxes

Schedule 2.17	-	Brokers; Third Party Expenses

Schedule 2.18	-	Intellectual Property

Schedule 2.19	-	Agreements, Contacts and Commitments

Schedule 2.20	-	Insurance

Schedule 2.21	-	Governmental Actions/Filings

Schedule 2.22	-	Interested Party Transactions

SCHEDULE 3

PARENT SCHEDULE

(Information Furnished Separately)

Schedule 3.3	-	Capitalization

Schedule 3.7	-	SEC Filings; Financial Statements

Schedule 3.14	-	Title to Property

Schedule 3.15	-	Taxes

Schedule 3.17	-	Brokers

Schedule 3.19	-	Agreements, Contracts and Commitments

Schedule 3.26	-	Governmental Filings

SCHEDULE 4.1

COMPANY AND PARENT PERMITTED ACTIONS

Company Permitted Actions:

The Company may continue to borrow in accordance with loan agreements and commitments in effect on the date of the Agreement.

The Company may establish a management bonus plan in accordance with Section 5.21 of the Agreement.

Parent Permitted Actions:

Parent may amend its Warrant Agreement dated August 17, 2005 with respect to issues addressed in EITF 0019.

SCHEDULE 5.2

DIRECTORS AND OFFICERS OF PARENT AND THE COMPANY

PARENT OFFICERS AND DIRECTORS

Directors

Paul A. Brooke (to stand for re-election in 2008)

Jack W. Lasersohn (to stand for re-election in 2008)

Wende S. Hutton (to stand for re-election in 2009)

Kurt C. Wheeler (to stand for re-election in 2009)

Eric M. Hecht (to stand for re-election in 2010)

Gregory D. Waller (to stand for re-election in 2010)

William J. Worthern (to stand for re-election in 2010)

Officers

Paul A. Brooke – Chairman of the Board

William J. Worthern – Chief Executive Officer

Brett L. Scott – Chief Financial Officer

Kenneth A. Collins – Executive Vice President

H. Michael Ameli – Executive Vice President

Suzanne C. Winter – Executive Vice President

COMPANY OFFICERS AND DIRECTORS

Directors

To be designated by the Company

Officers

William J. Worthern – Chief Executive Officer

Brett L. Scott – Chief Financial Officer

Kenneth A. Collins – Executive Vice President

H. Michael Ameli – Executive Vice President

Suzanne C. Winter – Executive Vice President

SCHEDULE 6.2(i)

PARENT RESIGNATIONS

John M. Glazer shall resign as a director of Parent and from all of his positions as an officer of Parent.

Eric M. Hecht and Paul A. Brooke shall each resign from all of his positions as an officer of Parent.

All of the above resignations will be effective as of the Closing Date.

SCHEDULE 6.3(k)

COMPANY RESIGNATIONS

Resigning directors and officers shall be designated by the Company.

All of the above resignations will be effective as of the Closing Date.